Exhibit 12

TYCO INTERNATIONAL LTD.

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES(1)

The ratio of earnings to fixed charges for the quarter ended December 31, 2003 was computed based on Tyco’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2003 filed on February 17, 2004.  The ratio of earnings to fixed charges for the years ended September 30, 2003, 2002 and 2001 was computed based on Tyco’s historical Consolidated Financial Statements included in Tyco’s Current Report on Form 8-K filed on March 10, 2004. The ratio of earnings to fixed charges for the years ended September 30, 2000 and 1999 was computed based on Tyco’s historical Consolidated Financial Statements included in Tyco’s Annual Report on Amendment No. 2 on Form 10-K/A for the fiscal year ended September 30, 2002 filed on July 29, 2003.

	Quarter Ended December 31,	Years Ended September 30,
	2003	2003	2002	2001	2000	1999
($ in millions)
Earnings:
Income (loss) from continuing operations	$719.2	$1,034.7	$(2,838.2)	$3,894.9	$4,318.5	$873.7
Income taxes	267.9	764.5	208.1	1,172.3	1,850.9	562.4
Minority interest	3.4	3.6	1.4	47.5	18.7	—
	990.5	1,802.8	(2,628.7)	5,114.7	6,188.1	1,436.1
Fixed Charges:
Interest expense(2)	265.2	1,148.0	1,077.0	904.8	844.8	547.1
Rentals(3)	67.2	287.3	283.0	211.6	147.6	127.0
Capitalized interest	6.3	25.2	100.1	76.3	10.8	—
	338.7	1,460.5	1,460.1	1,192.7	1,003.2	674.1

Capitalized interest(4)	(6.0)	(24.1)	(97.6)	(74.2)	(9.2)	—

Income from continuing operations before income taxes, minority interest and fixed charges	$1,323.2	$3,239.2	$(1,266.2)	$6,233.2	$7,182.1	$2,110.2
Ratio of earnings to fixed charges(5)	3.91	2.22	— (6)	5.23	7.16	3.13

(1)    On April 2, 1999 and October 1, 1998 Tyco consummated mergers with AMP Incorporated and United States Surgical Corporation, respectively.  Each of the merger transactions qualified for the pooling of interests method of accounting. As such, the ratios of earnings to fixed charges presented above include the effect of these mergers.

(2)    Interest expense consists of interest on indebtedness from continuing operations, amortization of debt expenses and minority interest expense related to Tyco’s mandatorily redeemable preferred securities.

(3)    One-third of net rental expense is deemed representative of the interest factor.

(4)    Capitalized interest consists of the amount capitalized net of amortization of capitalized interest.

(5)    Earnings for the quarter ended December 31, 2003, and for the fiscal years ended September 30, 2003, 2002, 2001, 2000 and 1999 include net merger, restructuring and other charges of $5.3 million, $522.2 million, $1,874.7 million, $585.3 million, $176.3 million and $1,035.2 million, respectively. Earnings also include charges for the impairment of long-lived assets of $23.1 million, $824.9 million, $3,309.5 million, $120.1 million and $99.0 million in the quarter ended December 31, 2003 and for the fiscal years ended September 30, 2003, 2002, 2001 and 2000, respectively. Earnings for the fiscal years ended September 30, 2003 and 2002 include charges for the impairment of goodwill of $278.4 million and $1,343.7 million, respectively.  Earnings also include charges for the write-off of purchased-in-process research and development of $17.8 million and $184.3 million in the fiscal years ended September 30, 2002 and 2001, respectively. Earnings for the fiscal years ended September 30, 2001 and 2000 include a gain on the sale of common shares of a subsidiary of $24.5 million and $1,760.0 million, respectively.  Earnings for the fiscal years ended September 30, 2003, 2002, 2001, 2000 and 1999 also include a (loss) gain relating to the retirement of debt of ($127.7) million, $30.6 million, $(26.3) million, $(0.3) million, and $(63.7) million, respectively. Earnings also include a loss on investments of $87.1 million, $270.8 million and $133.8 million in the fiscal years ended September 30, 2003, 2002 and 2001, respectively.  Earnings for the fiscal year ended September 30, 2003, also include other interest income of $18.7 million, other interest expense of $2.4 million and a loss of $8.6 million associated with an equity investee. Earnings for the fiscal years ended September 30, 2002 and 2001 include a $23.6 million and $410.4 million net gain on the sale of businesses, respectively.

(6)    Earnings were insufficient to cover fixed charges by $2,628.7 million in the year ended September 30, 2002.